Exhibit 99.1

Genworth Financial Reports Fourth Quarter Net Operating Earnings Of $0.71 Per Diluted Share

Income From Continuing Operations of $0.41 Per Diluted Share

Richmond, VA (February 7, 2008) – Genworth Financial, Inc. (NYSE: GNW) today reported income from continuing operations for the fourth quarter of 2007 of $180 million, or $0.41 per diluted share, compared with $361 million, or $0.78 per diluted share, in the fourth quarter of 2006. Income from continuing operations for the full year of 2007 was $1,154 million, or $2.58 per diluted share, compared to $1,283 million, or $2.73 per diluted share, for the full year of 2006.

Net operating income for the fourth quarter of 2007 was $314 million, or $0.71 per diluted share, compared to net operating income of $355 million, or $0.77 per diluted share, in the fourth quarter of 2006. The full year net operating income was $1,373 million, or $3.07 per diluted share, up from $1,317 million, or $2.80 per diluted share, in 2006.

Fourth quarter included a $2 million reduction in the gain on the previously completed sale of the Employee Benefits Group and net investment losses of $134 million, net of tax and other offsets. These net investment losses included $123 million of impairments, $93 million of which related to sub-prime and Alt-A residential mortgage and asset-backed securities. The impairments of the sub-prime and Alt-A securities, which occurred solely in securities rated A or below, were the result of adverse changes in the present value of estimated cash flows of the underlying collateral which, in turn, are required to be reported as impairment losses valued at estimated fair market values as of December 31, 2007, which reflect a highly illiquid market for such securities.

	Three months ended December 31 (Unaudited)
	2007		2006
	Total	Per diluted share	Total	Per diluted share
(Amounts in millions, except per share)
Income from continuing operations	$180	$0.41	$361	$0.78
Net income	$178	$0.40	$373	$0.81
Net operating income[1]	$314	$0.71	$355	$0.77
Weighted average diluted shares	441.1		460.7

“We have a cautious stance toward 2008 results, given the accelerating downturn in the U.S. housing market, slowing global economies and a shifting interest rate environment. We will navigate these issues, focus on sound business growth, optimize capital deployment and position Genworth for improved performance in 2009,” said Michael D. Fraizer, Chairman and Chief Executive Officer. “In December, we provided a wide outlook range of $2.65 to $3.15 operating earnings per share for 2008, given the high degree of market uncertainty. In view of current trends, we anticipate being at the lower end of that range for 2008, and plan to fully update our outlook at the end of the first quarter.”

Fourth Quarter Highlights

•	Retirement and wealth management businesses showed on-going progress in growing fee-based product lines.

•	Fee-based retirement income assets under management (AUM) increased 59 percent to $7.3 billion from focused sales initiatives with key distribution firms.

•	Managed money AUM grew 25 percent from product, distribution and service enhancements.

•

In October Genworth successfully launched its partnership with AARP as the exclusive provider of new long term care (LTC) insurance, broadening its distribution reach to include the career agent sales force in addition to telephone and on-line sales.

[1]

This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (“Non-GAAP”). See the Use of Non-GAAP Measures section of this press release for additional information.

•

International mortgage insurance new insurance written (NIW) increased 11 percent, excluding the impact of foreign exchange. In Canada and Australia, flow NIW growth was driven by ongoing account penetration that was partially offset by slowing mortgage insurance markets.

•

Payment protection sales from established platforms in southern and central Europe had solid double-digit sales growth. Sales from new markets more than doubled, particularly from growth in Mexico and Poland.

•

U.S. Mortgage Insurance continued to take an industry leadership role in connection with pricing and underwriting guideline changes, product shifts and geographic limitations. These actions, along with revenue growth and the benefit from captive reinsurance agreements, effectively position the business positively going into 2009.

Segment Results

Net operating income presented in the tables below excludes net investment gains (losses) and other adjustments, net of taxes, as well as the results from discontinued operations. In the discussion of International results, all references to percentage changes exclude the impact of foreign exchange. The impact of foreign exchange on net operating income in the fourth quarter of 2007 was a favorable $26 million.

A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income is included at the end of this press release.

Retirement and Protection

Retirement and Protection Net Operating Income (in millions)	Q4 07	Q4 06
Managed Money	$12	$7
Retirement Income
Fee-Based	17	18
Spread-Based	24	31
Institutional	9	10
Life Insurance	76	83
Long Term Care	36	35

Total Retirement and Protection	$174	$184

Sales (in millions)	Q4 07	Q4 06
Managed Money
Gross Flows	$1,474	$1,217
Net Flows	741	721
Retirement Income
Fee-Based	760	533
Spread-Based	386	440
Institutional	552	885
Life Insurance	104	79
Long Term Care	66	52

Assets Under Management[2] (in millions)	Q4 07	Q4 06
Fee-Based[3]	$28,867	$21,866
Spread-Based[4]	30,826	31,640

Total Assets Under Management	$59,693	$53,506

[2]	Assets under management represent account values, net of reinsurance, and managed third party assets.
[3]	Fee-based includes managed money and retirement income fee-based businesses.
[4]	Spread-based includes retirement income spread-based and institutional businesses.

Retirement and Protection earnings of $174 million included $9 million net favorable adjustments from long term care, while the fourth quarter 2006 earnings of $184 million included approximately $18 million more favorable tax benefits.

Managed money earnings grew to $12 million stemming from 25 percent growth in AUM and the full quarter impact in 2007 of earnings from the AssetMark acquisition, which closed in late October 2006.

Retirement income fee-based earnings of $17 million reflected ongoing sales growth with underlying growth in AUM, offset by a $2 million decline in third-party service fees and weaker equity market performance. Sales of fee-based retirement income products increased 43 percent to $760 million, through increased market penetration in the wirehouse and independent broker dealer channels.

Retirement income spread-based earnings were $24 million, down $7 million. The prior year included a $5 million net benefit comprised of approximately $12 million of favorable tax benefits, partially offset by higher deferred acquisition cost amortization. Underlying results reflect lower fixed annuity AUM, offset in part by higher spreads. Retirement income spread-based sales were down 12 percent to $386 million, as the business maintained its pricing discipline in a highly competitive environment.

Institutional earnings dropped $1 million, as an increase in AUM was more than offset by narrower spreads.

Life earnings declined eight percent to $76 million. Revenue growth was more than offset by lower term life persistency that negatively impacted earnings by approximately $10 million. In addition, the prior year included $6 million of higher tax benefits. Universal life sales increased 70 percent, including eight percent growth in annual deposits and 94 percent growth in excess deposits. Term life sales declined 21 percent in a highly competitive environment.

Long term care (LTC) earnings were $36 million and reflected strong new business performance that was offset by lower terminations in the older LTC blocks. Results included a favorable reserve adjustment of $11 million from the completion of a project begun in the third quarter to correct overweight reserve factors, and a $4 million favorable refinement of the incurred but not reported claims estimate. In addition, results included an unfavorable $6 million premium adjustment associated with a reinsurance settlement. Individual LTC sales grew seven percent to $45 million, with growth in both the independent and career channels. Strong growth in the linked-benefits product contributed $10 million in sales for the quarter.

International

International Net Operating Income (in millions)	Q4 07	Q4 06
Mortgage Insurance
Canada	$88	$57
Australia	40	46
Other International	16	4
Payment Protection	36	33

Total International	$180	$140

Impact on Net Operating Income From Annual Premium Recognition & Loss Factor Updates (in millions)	Q4 07	Q4 06
Mortgage Insurance
Canada	$13	$5
Australia	(4)	10
Other International	14	—

Total International MI	$23	$15

International Sales (in billions)	Q4 07	Q4 06
Mortgage Insurance
Flow
Canada	$8.1	$6.5
Australia	11.6	9.8
Other International	3.3	5.4
Bulk
Canada	$7.8	$0.3
Australia	0.9	0.8
Other International	0.9	2.8

Total International MI	$32.6	$25.6

Payment Protection	$0.7	$0.7

International earnings increased 10 percent, reflecting strong overall revenue growth of 23 percent to $767 million. Earnings growth included an $8 million net benefit from annual updates to international premium recognition curves and loss factors, as detailed in the table above. The discussion of segment results below exclude the impact of these annual updates.

In Canada, earnings grew 19 percent from strong revenue growth, partially offset by a slightly higher loss ratio, reflecting normal seasoning. Flow sales were up eight percent to $8.1 billion, and a large prime bulk transaction contributed the majority of the increase in bulk sales to $7.8 billion.

In Australia, earnings grew 19 percent excluding a $4 million catch up provision in 2006 for prior period policy cancellations. On a sequential quarter basis, Australia’s loss ratio declined five points to 44 percent. Sales grew a modest two percent, with growth in the large national bank distribution channel partially offset by a decline in sales through mortgage managers.

Other International mortgage insurance earnings declined $2 million, excluding the impact of the premium recognition curve update. This reflected slow expansion in new countries (including Mexico, South Korea, Japan and Germany) and declining new business origination markets in Europe. This also reflects the company taking a more conservative stance in Ireland, the U.K. and Spain, with Spain showing higher loss development.

Payment protection earnings of $36 million were up seven percent, adjusted for a $4 million benefit in the prior year quarter, primarily related to an exited commercial relationship. Sales were strong in new markets in the Central and Southern regions from increased market penetration with existing customers.

U.S. Mortgage Insurance

U.S. Mortgage Insurance (in millions)	Q4 07	Q4 06
Net Operating Income (Loss)	$(3)	$62

Primary Insurance In Force (in billions)	$157.6	$113.4

Primary Risk In Force (in billions)	$31.3	$23.3

Primary Sales (in billions)
Flow	$16.0	$7.3
Bulk	2.2	8.1

Total Primary Sales	$18.2	$15.4

U.S. Mortgage Insurance reported a $3 million net operating loss in the quarter. Premiums increased 26 percent and were more than offset by higher losses. Total losses increased by $132 million before taxes, including both higher paid claims and reserve increases. Primary paid claims were $65 million before taxes in the fourth quarter. This reflects an 81 percent increase from the fourth quarter of 2006 and 33 percent sequentially. The average primary paid claim was $39,200, up 32 percent from a year ago, reflecting higher loan balances in recent book years and a shift of claims to higher loan balance states. Total year paid claims were $193 million versus a mid-year 2007 forecast range of $160—$185 million.

Increases of loss reserves were driven by 29 percent higher flow delinquencies versus the prior quarter. Delinquency increases were most pronounced in select products including Alt-A, A Minus and greater than 95 percent loan-to-value loans, as well as in certain geographies, particularly in Florida and California.

During the quarter, the business completed its third round of risk management actions, which included pricing and underwriting guideline changes, product shifts and geographic limitations.

Primary new insurance written increased 18 percent to $18.2 billion, reflecting mortgage insurance market growth. Flow persistency increased to 85 percent, which combined with new business, brought primary insurance in force to $157.6 billion.

Corporate and Other

Corporate and Other (in millions)	Q4 07	Q4 06
Net Operating Loss	($37)	($31)

The Corporate and Other net operating loss was driven by lower limited partnership distributions and higher interest expense.

Investments

Net investment income, net of tax and other offsets, related to bond calls, commercial mortgage loan prepayments and limited partnership investments was $9 million, compared to $19 million of similar activity in the prior year quarter.

Fourth quarter net investment losses of $134 million, net of tax and other offsets, included $123 million of impairments, $93 million of which related to sub-prime and Alt-A residential mortgage and asset-backed securities. The impairments of the sub-prime and Alt-A securities were limited to securities rated A and below, and were the result of adverse changes in the present value of estimated cash flows of the underlying collateral which, in turn, are required to be reported as impairment losses valued at estimated fair market values as of December 31, 2007, which reflect a highly illiquid market for such securities.

Stockholders’ Equity

Stockholders’ equity as of December 31, 2007 was $13.5 billion, or $30.92 per share, compared with $13.3 billion, or $30.09 per share, as of December 31, 2006. Stockholders’ equity, excluding accumulated other comprehensive income, as of December 31, 2007 was $12.8 billion, or $29.25 per share, compared with $12.2 billion, or $27.48 per share, as of December 31, 2006.

Share Repurchases

During the quarter, the company settled its second quarter accelerated share repurchase program and received an additional 2.5 million shares. The company also repurchased approximately $24 million, or approximately one million shares, during the fourth quarter under its current program.

About Genworth Financial

Genworth is a leading financial security company meeting the retirement, longevity and lifestyle protection, investment and mortgage insurance needs of more than 15 million customers. It has a presence in more than 25 countries. For more information, visit genworth.com.

Conference Calls and Financial Supplement Information

This press release and the fourth quarter 2007 financial supplement are now posted on the company’s website. Investors are encouraged to review all of these materials.

Genworth will conduct a conference call on February 8 from 9 a.m. to 10 a.m. (ET) to discuss the quarter’s results and outlook. The conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s February 8 conference call is 1-866-875-7108 or 1-706-634-9180 (outside the U.S.), passcode 31321803. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

The webcast will be archived on the company’s website and a replay of the call will be available at 1-800-642-1687 or 1-706-645-9291 (outside the U.S.) passcode 31321803. The replay will be available through February 22, 2008.

Following the earnings call, Genworth will host a separate conference call and webcast at 11 a.m. (ET) to provide additional information on operating metrics and analysis of the company’s U.S. Mortgage Insurance business. The dial-in number will be 1-866-875-7108 or 1-706-634-9180 (outside the U.S.), passcode 33336144. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software. The materials for this call will be posted on the company’s website approximately 1 hour prior to the call.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled "net operating income." The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income. The company defines net operating income (loss) as income (loss) from continuing operations excluding after-tax net investment gains (losses) and other adjustments and infrequent or unusual non-operating items. This metric excludes these items because the company does not consider them to be related to the operating performance of its segments and Corporate and Other activities. A significant component of the net investment gains (losses) is the result of credit-related impairments and credit-related gains and losses, the timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) are often subject to Genworth’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Infrequent or unusual non-operating items are also excluded from net operating income if, in the company’s opinion, they are not indicative of overall operating trends. While some of these items may be significant components of net income in accordance with GAAP, the company believes that net operating income, and measures that are derived from or incorporate net operating income, are appropriate measures that are useful to investors because they identify the income attributable to the ongoing operations of the business. However, net operating income should not be viewed as a substitute for GAAP net income. In addition, the company's definition of net operating income may differ from the definitions used by other companies. There were no infrequent or unusual non-operating items excluded from net operating income for the periods presented in this press release other than a $14 million after-tax expense recorded in the first quarter of 2007 related to reorganization costs. The table at the end of this press release reflects net operating income (loss) as determined in accordance with Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income for the three and twelve months ended December 31, 2007 and 2006.

Due to the unpredictable nature of the items excluded from the company's definition of net operating income, the company is unable to reconcile its outlook for net operating income to net income presented in accordance with GAAP.

Definition of Selected Operating Performance Measures

Management regularly monitors and reports a production volume metric referred to as “sales,” which is a measure commonly used in the insurance industry as a measure of volume of new and renewal business generated in a period. “Sales” refers to (1) annualized first-year premiums for term life insurance, long term care insurance and Medicare supplement insurance; (2) new and additional premiums/deposits for universal life insurance, linked-benefits, spread-based and variable annuity products; (3) gross and net flows for our managed money business which represent gross flows net of redemptions; (4) written premiums and deposits, gross of ceded reinsurance and cancellations, and premium equivalents, where we can earn a fee for administrative services only business, for payment protection insurance; (5) new insurance written for mortgage insurance, which in each case reflects the amount of business the company generated during each period presented; and (6) written premiums net of cancellations for the Mexican insurance operations. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, new premiums/deposits, gross and net flows, written premiums, premium equivalents and new insurance written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company's revenues or profitability during that period.

Management regularly monitors and reports assets under management for the managed money business. Assets under management for the managed money business represent third-party assets under management that are not consolidated in the financial statements. Insurance in-force for the life insurance, international mortgage insurance and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. Risk in-force for the international and U.S. mortgage insurance businesses is a measure that recognizes that the loss on any particular mortgage loan will be reduced by the net proceeds received upon sale of the underlying property. The company considers assets under management for its managed money business to be a measure of the company’s operating performance because it represents a measure of the size of the business at a specific date, rather than a measure of the company’s revenues or profitability during that period.

These operating measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•

Risks relating to the company’s businesses, including interest rate fluctuations, downturns and volatility in equity and credit markets, defaults in portfolio securities, downgrades in the company’s financial strength and credit ratings, insufficiency of reserves, legal constraints on dividend distributions by subsidiaries, competition, availability and adequacy of reinsurance, defaults by counterparties, regulatory restrictions on the company’s operations and changes in applicable laws and regulations, legal or regulatory investigations or actions, political or economic instability, the failure or any compromise of the security of the company’s computer systems, and the occurrence of natural or man-made disasters or a pandemic disease;

•

Risks relating to the company’s Retirement and Protection segment, including unexpected changes in morbidity and mortality, accelerated amortization of deferred acquisition costs and present value of future profits, goodwill impairments, reputational risks as a result of the company’s decision to file for an increase in premiums on certain in-force long term care insurance products, medical advances such as genetic mapping research, unexpected changes in persistency rates, increases in statutory reserve requirements, and the failure of demand for long term care insurance to increase as the company expects;

•

Risks relating to the company’s International segment, including political and economic instability, foreign exchange rate fluctuations, unexpected changes in unemployment rates, deterioration in economic conditions or decline in home price appreciation, unexpected increases in mortgage insurance default rates or severity of defaults, decreases in the volume of high loan-to-value international mortgage originations, increased competition with government-owned and government-sponsored entities offering mortgage insurance, changes in regulations, and growth in the global mortgage insurance market that is lower than the company expects;

•

Risks relating to the company’s U.S. Mortgage Insurance segment, including the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors, decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations, increases in the use of simultaneous second mortgages and other alternatives to private mortgage insurance and reductions by lenders in the level of coverage they select, unexpected increases in mortgage insurance default rates or severity of defaults, deterioration in economic conditions or a decline in home price appreciation, increases in the use of reinsurance with reinsurance companies affiliated with the company’s mortgage lending customers, increased competition with government-owned and government-sponsored entities offering mortgage insurance, changes in regulations, legal actions under Real Estate Settlement Practices Act, and potential liabilities in connection with the company’s U.S. contract underwriting services; and

•

Other risks, including the possibility that in certain circumstances the company will be obligated to make payments to GE under the company’s tax matters agreement with GE even if the company’s corresponding tax savings are never realized and the company’s payments could be accelerated in the event of certain changes in control, and provisions of the company’s certificate of incorporation and bylaws and the company’s tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Alicia Charity, 804 662.2248
alicia.charity@genworth.com

Kelly Groh, 804 281.6321
kelly.groh@genworth.com

Media:	Al Orendorff, 804 662.2534
alfred.orendorff@genworth.com

Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
REVENUES:
Premiums	$1,670	$1,446	$6,330	$5,802
Net investment income	1,053	1,003	4,135	3,787
Net investment gains (losses)	(214)	8	(332)	(69)
Insurance and investment product fees and other	266	200	992	765

Total revenues	2,775	2,657	11,125	10,285

BENEFITS AND EXPENSES:
Benefits and other changes in policy reserves	1,255	1,050	4,580	4,004
Interest credited	385	388	1,552	1,520
Acquisition and operating expenses, net of deferrals	551	446	2,075	1,858
Amortization of deferred acquisition costs and intangibles	209	165	831	686
Interest expense	126	107	481	364

Total benefits and expenses	2,526	2,156	9,519	8,432

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	249	501	1,606	1,853
Provision for income taxes	69	140	452	570

INCOME FROM CONTINUING OPERATIONS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	180	361	1,154	1,283
Income from discontinued operations, net of taxes	—	12	15	41
Gain (loss) on sale of discontinued operations, net of taxes	(2)	—	51	—

Income before cumulative effect of accounting change	178	373	1,220	1,324
Cumulative effect of accounting change, net of taxes	—	—	—	4

NET INCOME	$178	$373	$1,220	$1,328

Earnings from continuing operations per common share:
Basic	$0.41	$0.81	$2.62	$2.81

Diluted	$0.41	$0.78	$2.58	$2.73

Earnings per common share:
Basic	$0.41	$0.83	$2.77	$2.91

Diluted	$0.40	$0.81	$2.73	$2.83

Weighted-average common shares outstanding:
Basic	437.4	447.4	439.7	455.9

Diluted	441.1	460.7	447.6	469.4

Reconciliation of Net Operating Income to Net Income

(Amounts in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Net operating income:
Retirement and Protection segment	$174	$184	$762	$703
International segment	180	140	585	468
U.S. Mortgage Insurance segment	(3)	62	167	259
Corporate and Other	(37)	(31)	(141)	(113)

Net operating income	314	355	1,373	1,317
Net investment gains (losses), net of taxes and other adjustments	(134)	6	(205)	(34)
Expenses related to reorganization, net of taxes	—	—	(14)	—

Income from continuing operations	180	361	1,154	1,283
Income from discontinued operations, net of taxes	—	12	15	41
Gain (loss) on sale of discontinued operations, net of taxes	(2)	—	51	—

Income before cumulative effect of accounting change	178	373	1,220	1,324
Cumulative effect of accounting change, net of taxes	—	—	—	4

Net income	$178	$373	$1,220	$1,328

Earnings per common share:
Basic	$0.41	$0.83	$2.77	$2.91

Diluted	$0.40	$0.81	$2.73	$2.83

Net operating earnings per common share:
Basic	$0.72	$0.79	$3.12	$2.89

Diluted	$0.71	$0.77	$3.07	$2.80

Weighted-average common shares outstanding:
Basic	437.4	447.4	439.7	455.9

Diluted	441.1	460.7	447.6	469.4